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                                                                       EXHIBIT 2

                              AGREEMENT AND PLAN
                         OF REORGANIZATION AND MERGER

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of this the 16th day of March, 1998, by and among UNITED BANK & TRUST COMPANY, a bank organized and existing under the laws of the State of Georgia and located in Rockmart, Polk County, Georgia (the "Bank"), UB&T FINANCIAL SERVICES CORPORATION, a corporation organized and existing under the laws of the State of Georgia and located in Rockmart, Polk County, Georgia (the "Company"), and UB&T INTERIM CORPORATION, a corporation organized and existing under the laws of the State of Georgia as a wholly owned subsidiary of the Company and located in Rockmart, Polk County, Georgia ("Interim").

                                   PREAMBLE

     Interim is a wholly owned subsidiary of the Company and has been organized for the sole purpose of facilitating the reorganization of the Bank pursuant to which the Bank, as the successor by merger to the Bank and Interim, will become a wholly owned subsidiary of the Company. As part of the reorganization, the shareholders of the Bank will receive the consideration set forth herein in exchange for their shares of the common stock of the Bank. The Boards of Directors of Interim, the Bank and the Company are of the opinion that the best interests of each of the parties hereto and their respective shareholders would be served if the Bank and Interim were to be merged under the articles of incorporation and name of the Bank on the terms and conditions provided in this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Company, the Bank and Interim hereby make, adopt and approve this Agreement in order to set forth the terms and conditions for the merger of the Bank and Interim.

                                  ARTICLE ONE
                                  DEFINITIONS

     As used in this Agreement and in any amendments hereto, the following terms shall have the following meanings respectively:

     1.1 "Agreement" shall mean this Agreement and Plan of Reorganization and Merger.

     1.2 "Bank Common Stock" shall mean the $5.00 par value common stock of the Bank.

     1.3 "Certificate of Merger" shall mean the Certificate of Merger issued by the Secretary of State of the State of Georgia approving the merger of Interim into and with the Bank as contemplated in Article Two of this Agreement.

     1.4 "Company Common Stock" shall mean the $5.00 par value common stock of the Company.

     1.5 "Effective Time" shall refer to the date and time at which the Merger becomes effective as provided in Section 4.2 of this Agreement.

     1.6 "Exchange Ratio" shall have the meaning set forth in Section 2.2(c) of this Agreement.

     1.7   "FDIC" shall mean the Federal Deposit Insurance Corporation.

     1.8 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

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     1.9   "Georgia Department" shall mean the Department of Banking and Finance of the State of Georgia.

     1.10 "Interim Common Stock" shall refer to the $5.00 par value common stock of Interim.

     1.11 "Merger" shall refer to the merger of the Bank and Interim as provided in Section 2.1 of this Agreement.

     1.12  "1933 Act" shall mean the federal Securities Act of 1933, as amended.

     1.13 "Proxy Statement/Offering Circular" shall mean the combined proxy statement and offering circular that will be mailed to the shareholders of the Bank in connection with the Shareholders Meeting.

     1.14 "Shareholders Meeting" shall refer to a meeting of the shareholders of the Bank at which the shareholders consider approval of this Agreement.

                                  ARTICLE TWO
                                TERMS OF MERGER

     2.1 Merger. Subject to the terms of this Agreement, at the Effective Time, Interim shall be merged into and with the Bank under the Articles of Incorporation of the Bank pursuant to the provisions of and with the effect provided in Section 7-1-530(b) of the Financial Institutions Code of Georgia. The Bank shall be the surviving bank resulting from the Merger and shall continue to conduct a general banking business under the name "United Bank & Trust Company." The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of the Company, the Bank and Interim.

     2.2 Manner of Converting Shares. The manner and basis of converting the shares of the capital stock of the Company, Interim and the Bank shall be as follows:

          (a) Company Common Stock. The share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be redeemed at the Effective Time for its original sale price.

          (b) Interim Common Stock. The share of Interim Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into 451,105 shares of the Bank Common Stock, which shares of Bank Common Stock shall remain issued and outstanding after the Merger.

          (c) Bank Common Stock. Except as otherwise provided in this Agreement, each share of the Bank Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by shareholders of the Bank who exercise their dissenters' rights of appraisal) shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of Company Common Stock (the "Exchange Ratio").

          (d) Reservation of Authorized Stock. At or prior to the Effective Time, the Company shall reserve and set aside from authorized but unissued shares of Company Common Stock that number of shares of Company Common Stock necessary to satisfy the obligations assumed by the Company hereunder

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to issue and deliver shares in connection with the Merger. Such reservation shall continue so long as and to the extent required to satisfy such obligations assumed by the Company.

          (e) Dissenting Shareholders. Any holder of shares of the Bank Common Stock who complies with Sections 14-2-1301 et seq. of the Georgia Business Corporation Code (made applicable to shareholders of the Bank by means of Section 7-1-537 of the Georgia Financial Institutions Code) shall be entitled to receive the value of such shares in cash as determined pursuant to the Georgia Business Corporation Code; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has surrendered to the Company the certificate or certificates representing the shares of the Bank Common Stock for which payment is being made.

     2.3  Exchange of Stock Certificates.

          (a) At and after the Effective Time, the certificates formerly representing shares of Bank Common Stock shall represent a right to receive the consideration provided for in Section 2.2(c) of this Agreement.

          (b) Promptly after the Effective Time, the Company and the Bank shall mail appropriate transmittal materials to the former holders of Bank Common Stock. Holders of certificates formerly representing shares of Bank Common Stock (other than shares as to which dissenters' rights of appraisal are being exercised pursuant to Section 2.2(g) of this Agreement) shall thereafter surrender such certificates and properly executed and completed transmittal materials to the Bank and promptly upon such surrender shall receive in exchange therefor the consideration provided for in Section 2.2 of this Agreement, together with any unpaid dividends with respect to such surrendered shares of Bank Common Stock or the shares of the Company Common Stock issued in exchange therefore. The Company shall not be obligated to deliver the consideration to which a holder of certificates formerly representing shares of Bank Common Stock is entitled as a result of the Merger until such holder surrenders such certificate or certificates for exchange as required by this Section 2.3(b). If any certificate representing Company Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate surrendered shall be properly endorsed or accompanied by a properly executed stock power of attorney and otherwise in proper form for transfer and the person requesting such exchange shall provide funds for the payment of any applicable transfer taxes or establish to the satisfaction of the Bank that such taxes are not payable.

     2.4 Dissenting Shareholders. Any holder of shares of the Bank Common Stock who complies with Sections 14-2-1301 et seq. of the Georgia Business Corporation Code (made applicable to shareholders of the Bank by means of Section 7-1-537 of the Financial Institutions Code of Georgia) shall not be entitled to surrender his certificate or certificates representing shares of the Bank Common Stock and receive in exchange for each share held the consideration provided in Section 2.2 of this Agreement. The Bank shall give the Company prompt notice of any written demand received by the Bank or from any such holder for payment of the appraised value of the shares of the Bank Common Stock held by him, and the Company shall have the right to participate in all negotiations and proceedings with respect to such demand. The Bank agrees that it will not, except with the prior written consent of the Company, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Each holder of shares of the Bank Common Stock who becomes entitled, pursuant to Sections 14-2-1301 et seq. of the Georgia Business Corporation Code, to payment of the appraised value of his shares shall receive payment therefor from the Company (but only after the value thereof shall have been agreed upon or finally determined as provided in the Georgia Business Corporation Code).

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     2.5  Rights of Holders of the Bank Common Stock.  At and after the
Effective Time, holders of certificates formerly representing shares of Bank Common Stock shall cease to have any rights as shareholders of the Bank (except such rights, if any, as they may have as dissenting shareholders as set forth herein). Thereafter, each certificate formerly representing shares of Bank Common Stock shall instead be deemed for all corporate purposes to represent and evidence only the right to receive shares of Company Common Stock pursuant to this Agreement.

                                 ARTICLE THREE
                               EFFECT OF MERGER

     3.1 Business of the Bank. The Bank shall continue the business of the Bank and Interim as a Georgia bank from and after the Effective Time in the manner previously conducted by the Bank. Its business shall be conducted from its offices located in Rockmart, Polk County, Georgia, under the name "United Bank & Trust Company."

     3.2 Assumption of Rights. At the Effective Time, the separate existence and corporate organization of Interim shall cease and shall be merged into and continued by the Bank, as the surviving entity resulting from the Merger. All rights, franchises and interests of both Interim and the Bank in and to every type of property (real, personal and mixed), and all choses in action of both Interim and the Bank shall be transferred to and vested in the Bank as the surviving entity resulting from the Merger, by virtue of the Merger, without any deed or other transfer. The Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Interim or the Bank at the Effective Time, subject to the conditions imposed by Article 2 of the Financial Institutions Code of Georgia.

     3.3 Assumption of Liabilities. All liabilities and obligations of both Interim and the Bank of every kind and description shall be assumed by the Bank as the surviving entity resulting from the Merger, by virtue of the Merger, and the Bank shall be bound thereby in the same manner and to the same extent that Interim and the Bank were so bound at the Effective Time.

     3.4 Articles of Incorporation. The Articles of Incorporation of the Bank, as in effect at the Effective Time, shall continue in full force and effect following the Effective Time as the Articles of Incorporation of the surviving entity until otherwise amended or repealed as provided by law or by such Articles of Incorporation.

     3.5 Bylaws. The Bylaws of the Bank, as in effect at the Effective Time, shall continue in full force and effect after the Effective Time as the Bylaws of the surviving entity until otherwise amended or repealed as provided by law or by such Bylaws.

     3.6 Officers, Employees and Directors. The officers and employees of the Bank immediately following the Effective Time shall be composed of the officers and employees of the Bank immediately prior to the Effective Time. The Board of Directors of the Bank immediately following the Effective Time shall be composed of the same members as immediately prior to the Effective Time.

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     3.7  Capital Stock of the Bank.  The issued and outstanding capital stock of the Bank upon completion of the Merger shall consist of 451,105 issued and outstanding shares of the Bank Common Stock held by the Company.

                                 ARTICLE FOUR
                          CLOSING AND EFFECTIVE TIME

     4.1 Time and Place of Closing. The Closing will take place at 9:00 a.m. Rockmart, Georgia time on the last business day immediately preceding the Effective Time, or at such other time as the parties to this Agreement may agree. The place of Closing shall be at the offices of the Bank located in Rockmart, Georgia, or at such other place as may be mutually agreed upon by the parties.

     4.2 Effective Time. Subject to the satisfaction of all requirements of applicable laws and regulations and the terms and conditions set forth herein, the Merger contemplated by this Agreement shall be and become effective at the time and on the date specified in the Certificate of Merger.

                                 ARTICLE FIVE
                                 EFFECTIVENESS

     5.1 Conditions Precedent. The obligations of the Company, the Bank and Interim under this Agreement to consummate the Merger are subject to the fulfillment prior to or at the Effective Time of the following conditions:

          (a) Regulatory Approval. The appropriate federal and state banking and other regulatory agencies shall have approved the transactions contemplated by this Agreement as required by the laws of the United States and the State of Georgia.

          (b) Shareholder Approvals. This Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of the Bank Common Stock entitled to vote thereon at the Shareholders Meeting. In addition, this Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Interim Common Stock.

          (c) Tax Opinion. The Company and the Bank shall have received a an opinion from Sims Moss Kline & Davis LLP or special tax counsel in form and substance satisfactory to the Company and the Bank regarding the federal tax consequences of the transactions contemplated by the Agreement.

          (d) Documents Satisfactory. All proceedings and related matters in connection with the transactions contemplated by this Agreement shall be satisfactory to counsel for the Company and the Bank.

     5.2 Termination. This Agreement and the transactions contemplated thereby may be terminated at any time prior to the Effective Time by notice to the other parties hereto by the Bank if for any reason it should deem consummation of the Merger undesirable.

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                                  ARTICLE SIX
                            AMENDMENTS AND WAIVERS

     6.1 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Boards of Directors of each of the parties hereto; provided, however, that the provisions of Section 2.2 of this Agreement relating to the manner or basis in which shares of the Bank Common Stock will be converted into Company Common Stock shall not be amended after the Shareholders Meeting without the approval of the holders of at least two-thirds (2/3) majority of the issued and outstanding shares of the Bank Common Stock.

     6.2 Waivers. Prior to or at the Effective Time, the Company and Interim, acting through their respective Boards of Directors or their respective Presidents, shall have the right to waive any default in the performance of any term of this Agreement by the Bank, to waive or extend the time for the compliance or fulfillment by the Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or at the Effective Time, the Bank, acting through its Board of Directors or President, shall have the right to waive any default in the performance of any term of this Agreement by the Company or Interim, to waive or extend the time for the compliance or fulfillment by the Company or Interim of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Interim under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

                                 ARTICLE SEVEN
                              CONDUCT OF BUSINESS

     7.1 The Bank. The Bank hereby covenants and agrees that during the term of this Agreement its business will be conducted in substantially the same manner as presently being conducted and that it will refrain from entering into any transaction or contract other than in the ordinary course of business and will not make any unusual or material change in its method of management, marketing, accounting, lending policies or practices or operations.

     7.2 The Company and Interim. The Company and Interim hereby covenant and agree that they will not during the term of this Agreement enter into any transaction or conduct any business activities other than those contemplated by the terms of this Agreement.

                                 ARTICLE EIGHT
                             ADDITIONAL AGREEMENTS

     8.1 Shareholder Approval. As soon as reasonably practicable after the execution of this Agreement, the Company and the Bank shall prepare and file the Proxy Statement/Offering Circular with the FDIC and Georgia Department, take all steps required to make available an exemption from the registration requirements of the 1933 Act, and take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of the shares of Company Common Stock upon consummation of the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such action. The Bank shall call a Shareholders Meeting to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting

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upon approval of this Agreement and such related matters as it deems appropriate and shall mail the Proxy Statement/Offering Circular to its shareholders in contemplation of the Shareholders Meeting.

                                 ARTICLE NINE
                                 MISCELLANEOUS

     9.1 Notices. Any notices or other communications required or permitted under this Agreement shall be in writing, and shall be sufficiently given if hand delivered or sent by registered or certified mail, postage prepaid, addressed as follows:

     The Company and Interim:

          United Bank & Trust Company
          129 E. Elm Street
          Rockmart, Georgia  30153
          Attention:  Sumter R. Nelson, President and Chief Executive Officer

     The Bank:

          United Bank & Trust Company
          129 E. Elm Street
          Rockmart, Georgia  30153
          Attention:  Sumter R. Nelson, President and Chief Executive Officer

     Copy to Counsel:

          Sims Moss Kline & Davis LLP
          400 Northpark Town Center, Suite 310
          1000 Abernathy Road
          Atlanta, Georgia 30328
          Attention:  Gilbert H. Davis

or such other address as shall be furnished in writing by any of the parties and any such notice or communication shall be deemed to have been given as of the dates so personally delivered or mailed.

     9.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia except to the extent federal law shall be applicable.

     9.3 Expenses. The expenses associated with the organization of the Company and Interim, of the Merger, of obtaining related regulatory approvals, any dissenters' rights proceedings or the purchase of dissenters' shares of Bank Common Stock and of the issuance of Company Common Stock shall be borne by the Company.

     9.4 Headings. The headings in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

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     IN WITNESS WHEREOF, the Bank, the Company and Interim have caused this
Agreement to be duly executed and delivered by their duly authorized officers as of the date set forth first above.

                                    UNITED BANK & TRUST COMPANY
ATTEST:


/s/ Melissa Y. Deems                By:  /s/ Sumter R. Nelson
---------------------------              -----------------------------
Melissa Y. Deems, Secretary              Sumter R. Nelson, President and
[SEAL]                                   Chief Executive Officer


                                    UB&T FINANCIAL SERVICES CORPORATION
ATTEST:


/s/ Melissa Y. Deems                By:  /s/ Sumter R. Nelson
---------------------------              -----------------------------
Melissa Y. Deems, Secretary              Sumter R. Nelson, President and
[SEAL]                                   Chief Executive Officer


                                    UB&T INTERIM CORPORATION
ATTEST:


/s/ Melissa Y. Deems                By:  /s/ Sumter R. Nelson
---------------------------              -----------------------------
Melissa Y. Deems, Secretary              Sumter R. Nelson, President and
                                         Chief Executive Officer

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